Exhibit 99.1

National CineMedia Announces Amendments to Existing Credit Facility

and New Financing Commitments to Complete Merger with Screenvision

Centennial, CO – July 3, 2014 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company” or “NCM, Inc.”), the managing member and owner of 45.8% of NCM LLC, announced today that NCM LLC has amended its senior secured credit facility and that NCM, Inc. has obtained commitments to finance its merger with Screenvision. The Company received committed financing with certain existing NCM LLC revolving credit facility lenders for an aggregate $250 million term loan for the Screenvision merger. The Company previously announced its plans to merge with Screenvision for $375 million ($225 million in cash and $150 million in shares of NCM, Inc. common stock). The NCM, Inc. term loan is expected to finance the $225 million portion of the merger consideration that will be paid in cash, along with fees and expenses incurred in connection with the term loan and merger. The merger is subject to regulatory approvals and the satisfaction of other customary closing conditions.

On June 18, 2014, NCM LLC expanded the borrowing capacity of its revolving credit facility by $25 million, to a total of $149 million. In addition, on July 2, 2014, NCM LLC entered into an amendment to its senior secured credit facility that extends the maturity date of $135 million of NCM LLC’s revolving credit facility by two years to November 26, 2019 (to correspond to the final maturity of the NCM LLC existing $270 million term loan maturity date). The maturity date on the remaining $14 million of the revolving credit facility continues to be December 31, 2014. The amended senior secured credit facility also contains certain conditional amendments that will only be effective upon the contribution of the Screenvision assets and NCM, Inc. debt to NCM LLC, which is subject to approval by the NCM, Inc. Board of Directors and the members of NCM LLC.

Additional details regarding the amendment to the senior secured credit facility and the commitment letter will be available in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or prior to July 9, 2014.

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,800 screens (approximately 19,000 connected to our Digital Content Network). During 2013, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 48 entertainment-related websites, online solutions and mobile applications.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the timing and completion of the merger with

Screenvision and the closing of the NCM, Inc. term loan and amendments to NCM LLC’s senior secured credit facility that are conditional upon the closing of the Screenvision merger. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. These risks and uncertainties include receipt of regulatory approval and satisfaction of other conditions for the merger to close; as well as the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2013.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com